United States of America

United States Patent and Trademark Office

DR. TOM'S

Reg. No. 5,885,970

Registered Oct. 15, 2019

Int. Cl.: 5

Trademark

Principal Register

Beyond Wellness International (NEVADA CORPORATION)
256 S Robertson Blvd
Beverly Hills, CALIFORNIA 90212

CLASS 5: Aromatherapy oils, other than essential oils, for treating anxiety; Aromatherapy oils, other than essential oils, for treating headaches; medicated skin care preparations, namely, creams, lotions, gels, toners, cleaners and peels

FIRST USE 6-30-2018; IN COMMERCE 6-30-2018

THE MARK CONSISTS OF STANDARD CHARACTERS WITHOUT CLAIM TO ANY PARTICULAR FONT STYLE, SIZE OR COLOR

The name(s), portrait(s), and/or signature(s) shown in the mark does not identify a particular living individual.

SER. NO. 87-687,098, FILED 11-16-2017

Director of the United States
Patent and Trademark Office